Exhibit 99.1

For Immediate Release
June 6, 2008

Press Release

thinkorswim Group Inc. Name Change Effective Today

NEW YORK, NY – June 6, 2008 – thinkorswim Group Inc. (NASDAQ: SWIM), a leading provider of online brokerage and investor education services, confirmed today that it has completed the conversion of its corporate identity from Investools Inc. The Company’s stock will continue to trade under the NASDAQ ticker symbol ‘SWIM’ and the new CUSIP number is 88409C105.

“Rebranding the Company ‘thinkorswim’ aligns our corporate identity with the technology leadership that the Company delivers to active, educated traders, particularly in the options markets,” said Lee K. Barba, Chairman and CEO of thinkorswim Group Inc.  “We believe this rebranding will properly position the Company around our core business, bring clarity to our industry comparisons and enhance investor relations.”

In commemoration of this change, thinkorswim Group Inc. will host the NASDAQ Closing Bell ceremony in New York today.

About thinkorswim Group Inc. (NASDAQ:SWIM)

thinkorswim Group Inc. (www.thinkorswim.com) offers market-leading online brokerage, investor education and related financial products and services for self-directed investors and active traders.  thinkorswim Inc., our award-winning online brokerage division provides a suite of trading platforms serving self-directed and institutional traders and money managers.  thinkorswim platforms have easy-to-use interfaces, sophisticated analytical and research tools, and fast and efficient order execution for even the most complex trading strategies.  thinkorswim customers trade a broad range of products including stock and stock options, index options, futures and futures options, forex, mutual funds and fixed income. Investools’ Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats. Investools’ graduates can then apply what they’ve learned by trading with thinkorswim’s online brokerage platforms.

Investor Contact:

Ida Kane, SVP and CFO

801.816.6918

ida.kane@investools.com

Frank Milano

203.682.8343

frank.milano@icrinc.com

Media Contact:

Fran Del Valle

212.717.5499

frances.delvalle@influencecentral.com

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